CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K, for the year ended July 25, 1999, of our report dated October 1, 1999 (except with respect to the matter discussed in Note 17, as to which the date is October 12, 1999) included in Registration Statement File No. 1-13507.





Arthur Andersen LLP
Boston, MA
October 19, 1999